                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE



                         YAHOO! REPORTS FOURTH QUARTER,
                         YEAR END 2000 FINANCIAL RESULTS

       FOURTH QUARTER REVENUES INCREASE 53 PERCENT TO NEARLY $311 MILLION, PRO FORMA EPS INCREASES 44 PERCENT TO $0.13 FROM FOURTH QUARTER 1999


     SANTA CLARA, CALIF. - JAN. 10, 2001 - Yahoo! Inc. (Nasdaq: YHOO) today reported results for the fiscal fourth quarter and the fiscal year ended Dec. 31, 2000. Net revenues for the fourth quarter increased 53 percent to $310,873,000 from net revenues of $203,148,000 for the fourth quarter of 1999. Pro forma net income for the fourth quarter of 2000 was $80,242,000 or $0.13 per share diluted.1 This compares to pro forma net income of $55,703,000 or $0.09 per share diluted for the fourth quarter of 1999.1 Including pro forma charges, which include a write-down of certain equity investments of $163,221,000, the net loss for the fourth quarter ended Dec. 31, 2000 was $97,819,000 or $0.17 per share diluted, compared to net income for the fourth quarter of 1999 of $37,764,000, or $0.06 per share diluted.

     Net revenues for fiscal 2000 were $1,110,178,000, representing an 88 percent increase over net revenues of $591,786,000 in fiscal 1999. Pro forma net income for fiscal 2000 was $290,983,000 or $0.48 per share diluted compared to pro forma net income of $138,035,000 or $0.23 per share diluted in fiscal 1999.1 Including pro forma charges, fiscal 2000 net income was $70,776,000 or $0.12 per share diluted and fiscal 1999 net income was $47,811,000 or $0.08 per share diluted.

     "Yahoo! continued its strong performance in the final quarter of 2000, capping a year in which we grew revenues by almost 90 percent while expanding and strengthening the company," said Tim Koogle, chairman and CEO, Yahoo! Inc. "By almost any measure Yahoo! continued to outperform the industry, and took market share despite a challenging environment. Yahoo! has become increasingly essential to consumers and businesses, and we are entering 2001 as one of the strongest brands in the world. In the coming year, we will invest further in key initiatives to gain still greater market share and to succeed in the long term."

GLOBAL CONSUMER AUDIENCE

     Yahoo! continued to build its leading brand, now ranked among the top 40 consumer brands in the world at No. 38 (Interbrand, July 2000). During the quarter, Yahoo! also expanded and delivered a deep array of essential communications, commerce and media services for the world's largest Internet audience. As a result, the company's audience size and usage reached record levels. Yahoo!'s global audience grew to 180 million unique users during December, up from 120 million in December 1999. A record 60 million active registered members logged onto Yahoo!-Registered Trademark- during December 2000, up from 36 million in December 1999.

-----------------------
(1)Pro forma net income and net income per share calculations for all 2000 and 1999 periods exclude acquisition-related charges, amortization of intangibles and stock compensation, employer payroll taxes on gains realized by employees from non-qualified stock option exercises, the write-down of certain equity investments, and/or the gains or losses from exchanges or sales of certain equity investments.


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           YAHOO! REPORTS FOURTH QUARTER, YEAR END 2000 FINANCIAL RESULTS/PAGE 2

     Yahoo! users are consuming more services and staying longer, with usage increasing more than 94 percent from 1999 page views. The company's traffic increased to more than 900 million page views per day on average during December 2000. Yahoo! Japan and Yahoo! Europe's traffic, which is included in these page view totals, increased to more than 116 million and 45 million page views per day on average in December, respectively. In addition, Yahoo! is ranked No. 1 among the top five Web sites in average combined time spent by home and work users, which was one hour and 37 minutes in November 2000 (Nielsen//NetRatings).

BUSINESS AND ENTERPRISE SERVICES

     Throughout the year, Yahoo! launched a range of business products and services that are becoming increasingly essential to companies, including Corporate Yahoo!(TM), a popular customized enterprise portal solution; Yahoo! Website Services, a turnkey serviCE enabling companies to manage their Web presence; and most recently, Yahoo! Webcast Studio, which allows business customers to easily create and stream their own corporate events. Corporate Yahoo! demonstrated strong momentum during the fourth quarter. Yahoo! now has 18 major corporate clients licensed to make Corporate Yahoo! available to more than 800,000 of their employees, customers and business partners. In addition, Yahoo! Broadcast hosted and distributed 1,067 streamed audio and video corporate events for clients during the quarter.

MARKETING AND MERCHANT SERVICES

     "The past year proved that only the companies with a leadership position, financial strength, the best business models, the strongest talent pool, and leading brand assets will thrive," said Koogle. He noted that while the advertising market in the fourth quarter was impacted by a decline in spending experienced across all media types, Yahoo! continued to broaden its client base, particularly among top-tier advertisers:

     - An increasing number of traditional companies are choosing to market on the global Yahoo! network. Yahoo!'s advertiser count increased to 3,700 from 3,450 in the third quarter. Fortune 50 and 100 advertisers increased to 32 and 55 respectively.

     - Ninety-three percent of the company's top 200 advertisers in the third quarter continued programs in the fourth quarter 2000. This is an increase from the 85 percent who continued from the second to the third quarter.

     - During the fourth quarter, Yahoo! enabled $1.4 billion in commerce transactions, a 110 percent increase compared to fourth quarter 1999.

     -   Yahoo! Shopping, the Internet's No. 1 shopping portal
         (Nielsen//NetRatings, December 2000) enabled 13,000 merchants to sell directly to Yahoo!'s audience during December.

     "The fundamental power of the Internet remains unchanged and it continues to hold significant advantages over other media in that it is the only medium that enables businesses to build direct, interactive relationships with their target audiences and measure results," said Jeff Mallett, Yahoo!'s president and chief operating officer. "Yahoo! continues to focus on leveraging its assets to expand its range of services that businesses and consumers find truly essential. To achieve that, in 2001 our global organization is focused on four strategic objectives: turning visitors into members, information into services, customers into partners, and managers into leaders."

     "We are very proud of Yahoo!'s performance in the fourth quarter and for the full year," said Sue Decker, Yahoo!'s chief financial officer and senior vice president of Finance and Administration. "Yahoo!'s performance in 2000 puts it among the best-positioned companies to emerge from the

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

           YAHOO! REPORTS FOURTH QUARTER, YEAR END 2000 FINANCIAL RESULTS/PAGE 3


current market environment in an even stronger competitive position. Additionally, our track record of profitability, the strength of our balance sheet and our conservative fiscal discipline, provides us with the ability to invest in our platform and deliver increasing value for our shareholders, consumers and business partners."

     Financial highlights for 2000 include the following:

     - Fiscal year 2000 revenues grew to $1.1 billion, up 88 percent from 1999, while fourth quarter revenue reached nearly $311 million, a 53 percent increase from the same period in 1999.

     - Non-U.S. operations represented 15 percent of total consolidated revenues during the full year, excluding the company's 34 percent interest in Yahoo! Japan. Business services accounted for 10 percent of consolidated revenue.

     - Pro forma earnings before interest, tax, depreciation and amortization (EBITDA) was $411 million for the year, up 117 percent from 1999.

     - EBITDA margins were 37 percent for fiscal year 2000 and 36 percent for the fourth quarter.

     - Cash and marketable debt securities were approximately $1.7 billion at year end.

BUSINESS OUTLOOK

     "We are more confident than ever in the fundamental power of the Internet and how Yahoo!'s core business strategies position it to capitalize on future Internet growth. It is the most significant and effective medium ever created for consumers and businesses, and its commercial importance will continue to increase in the coming years, driving further growth for leaders such as Yahoo!," Decker said. "Over the next year, we expect to see some short-term effects from the apparent softening economy and the continued realignment of our client base. However, when we exit 2001, Yahoo! will be well on its way to becoming the Internet's leading global consumer and business services company."

     Yahoo! will continue to invest in and extend its global leadership position and take advantage of opportunities to build market share. In addition to its core efforts to aggressively expand its communications, commerce and media areas, the company will invest in its ongoing effort to deliver essential marketing and merchant services, business and enterprise solutions, and premium consumer services.

     For the full year 2001, Yahoo! expects revenues to be $1.2 billion to $1.3 billion, with marketing services and commerce accounting for 80 percent to 85 percent of revenues, and business services growing to 15 percent to 20 percent. In the first quarter of 2001, Yahoo! expects revenues between $220 million and $240 million, which reflects a changing customer mix, an expectation of slower advertising expenditures, and a continuation of current general economic conditions.

     For the full year 2001, Yahoo! expects pro forma EBITDA margins to average between 25 percent and 30 percent. In the 2001 first quarter, EBITDA margins are estimated at 16 percent to 20 percent. Based on these assumptions and its strategic growth initiatives, the company expects pro forma earnings per share
(EPS) of $0.33 to $0.43 for the full year 2001. Pro forma EPS for the first quarter 2001 is expected to be in the range of $0.04 to $0.07 per share.

     The company expects depreciation to be approximately $15 million to $16 million in the first quarter and $75 million to $85 million for fiscal year 2001. Charges related to amortization are expected to be approximately $14 million to $15 million in the first quarter and $50 million to $55 million for the full 2001 year. These figures include the pending acquisition of Kimo, which accounts for approximately

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

           YAHOO! REPORTS FOURTH QUARTER, YEAR END 2000 FINANCIAL RESULTS/PAGE 4


$7 million and $30 million in the first quarter and the full year 2001, respectively. In the event that Yahoo! makes additional acquisitions of companies during 2001, among other factors, expected amortization charges could change significantly. The company expects its pro forma tax rate for the fiscal year 2001 to be 39 percent.

     Due to its growing mix of advertising revenues from traditional and international marketing clients, Yahoo! expects that its days sales outstanding levels going forward will trend toward those of the best-managed traditional media companies, which tend to be in the 30 to 50 days range.

     Capital spending for the first quarter and the full year 2001 is expected to be approximately $70 million to $80 million and $170 million to $200 million, respectively. Of these expenditures, $40 million in the first quarter and $50 million for the full year 2001 are attributable to Yahoo!'s planned move to a new headquarters facility during the first half of 2001.

     These business outlook statements, as well as the statements regarding Yahoo!'s future market share, plans to invest, business strategy, prospects for the Internet generally, and expenditures for advertising specifically, are based on current expectations as of today only. Due to economic and advertising market variables, among other factors, actual results could be above or below the stated outlook. Yahoo!'s business outlook will be available on its Investor Relations Web site throughout the current quarter. Yahoo! makes these statements as of today and undertakes no obligation to update these statements. It is currently expected that these business outlook statements will not be updated until the release of Yahoo!'s next quarterly earnings announcement. The company reserves the right to update the outlook for any reason during the quarter, including the occurrence of material events.

QUARTERLY CONFERENCE CALL

Yahoo! will host a conference call today to discuss fourth quarter and fiscal year 2000 results at 5:00 p.m. Eastern Time. A live Webcast of Yahoo!'s conference call can be accessed at http://webevents.broadcast.com/yahoo/ q400earnings. In addition, a replay of the call will be available for 48 hours following the conference call and can be accessed through the "Conference Calls" area of the company's Investor Relations Web site at www.yahoo.com/info/investor, or by calling (800) 633-8284, reservation No. 16498855.

ABOUT YAHOO!

     Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 180 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the most recognized and valuable Internet brand globally, and is ranked the No. 38 leading consumer brand worldwide. The company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. These services include Corporate Yahoo!, a popular customized enterprise portal solution; audio and video streaming; store hosting and management; and Web site tools and services. The company's global Web network includes 24 World properties. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.


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           YAHOO! REPORTS FOURTH QUARTER, YEAR END 2000 FINANCIAL RESULTS/PAGE 5


     The matters discussed in this release contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the slower spending environment for advertising sales, including the lack of access to capital to fund early stage companies; the actual increases in demand by customers for Yahoo!'s branded services; the ability to successfully change the customer mix among Yahoo!'s advertising customers; general economic conditions; and the dependence on third parties for technology, content and distribution. More information about potential factors that could affect the company's business and financial results is included in the company's Annual Report on Form 10-K for the year ended Dec. 31, 1999, and Yahoo!'s quarterly report on Form 10-Q for the three- and nine-month periods ended Sept. 30, 2000, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are on file with the Securities and Exchange Commission. Additional information will also be set forth in those sections in Yahoo!'s Annual Report on Form 10-K for the year ended Dec. 31, 2000, which will be filed with the Securities and Exchange Commission by March 31, 2001.


                                      # # #


     Yahoo!, Corporate Yahoo!, and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

CONTACTS:

Diane Hunt, Corporate Communications, Yahoo! Inc., (408) 731-3441, diane@yahoo-inc.com

Nicki Dugan, Corporate Communications, Yahoo! Inc., (408) 992-7361, nicki@yahoo-inc.com

Andrea Klipfel, Investor Relations, Yahoo! Inc., (408) 731-3402, andrea@yahoo-inc.com

                                   YAHOO! INC.
                    FOURTH QUARTER 2000 OPERATING HIGHLIGHTS
                                  JAN. 10, 2001


     During 2000, Yahoo! achieved strong growth of the Yahoo! brand, its audience, services and customers.

THE YAHOO! BRAND

     - The Yahoo! brand is now ranked the No. 38 leading consumer brand in the world and is valued at more than $6.3 billion. In addition, Yahoo! has become the most valuable Internet brand globally (Interbrand, July
         2000).

     - Yahoo! now has the highest brand awareness, both aided and unaided, among all Internet portal brands in North America (IDC, September
         2000).

AUDIENCE GROWTH, USAGE AND LOYALTY

     - Yahoo! continues to be the No. 1 ranked network worldwide, with the highest reach globally. With a 51 percent reach of home users, Yahoo! is a clear leader among all Internet companies (Nielsen//NetRatings, November 2000).

     - The Yahoo! network reaches 62.6 percent of the combined U.S. home/work audience, and is ranked No. 1 among work users (69.4 percent reach) and No. 2 among home users (55.4 percent reach) according to Nielsen//NetRatings (November 2000).

     - Yahoo!'s audience size and usage achieved record levels during the fourth quarter. Yahoo!'s global audience grew to more than 180 million unique users during December 2000, up from 120 million in December 1999. A record 60 million active registered members logged into Yahoo! during December 2000, up from 36 million in December 1999.

     - Yahoo! users consume more and stay longer, with usage increasing more than 94 percent from 1999 page views. The company's traffic increased to more than 900 million page views per day on average during December 2000. Yahoo! Japan and Yahoo! Europe's traffic, which is included in these page view totals, increased to more than 116 million and 45 million page views per day on average in December, respectively.

     - Yahoo! is ranked No. 1 among the top five Web sites in average combined time spent by home and work users, which was one hour and 37 minutes in November 2000 (Nielsen//NetRatings). And, according to Media Metrix's custom research, Yahoo! is ranked No. 1 in month-to-month visitor retention (79.1 percent) among the top six Web domains (October-November 2000).

CONSUMER SERVICES

         During the fourth quarter, Yahoo! continued to build the only place anyone needs to go to find anything, get connected to anyone, or buy anything, by expanding and delivering a broad and deep array of essential content, commerce and communications services for the world's largest Internet audience.


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

                          YAHOO! FOURTH QUARTER 2000 OPERATING HIGHLIGHTS/PAGE 2


     - In a move to enhance the quality of consumers' online experience, Yahoo! recently introduced modifications to its U.S. commerce platform, including a Buyer Protection Program to protect purchases made on Yahoo! Auctions and Yahoo! Shopping; a nominal listing fee and new monitoring program on Yahoo! Auctions; and refined commerce guidelines prohibiting items associated with groups that promote or glorify hatred and violence.

     - Yahoo! also launched Yahoo! ShoppingVision, a rich media service enabling consumers to view streaming video content and simultaneously purchase contextually relevant merchandise from one interface.

     - Yahoo! broadcast several key events during the quarter, including the post-premiere party for THE GRINCH; Yahoo! Sports Invitational - Division I Basketball; live nationwide coverage of Election Night 2000; and the Webcast launch of Disney's Touchstone Pictures movie UNBREAKABLE. Yahoo! also entered an agreement to stream ABCNews.com content.

     - In communications, Yahoo! launched an encrypted e-mail delivery feature for Yahoo! Mail. Yahoo! also introduced Personal Address, which is available to users for $35 per year and includes registration of a personalized domain name and five e-mail addresses for that domain. In France, Yahoo! Minitel will be launched, making Yahoo! Mail available to 15 million Minitel users at home and work.

     - During the fourth quarter, Yahoo! launched several new free voice-enabled services, including Yahoo! By Phone, which provides access to popular My Yahoo!-Registered Trademark- content over the telephone. Yahoo! Mail now incorporates voice telephony, which allows users to listen to their email over the phone. And, an updated version of Yahoo! Messenger gives consumers the ability to place PC-to-phone calls to anywhere within the continental United States.

     - Yahoo! and the National Football League (NFL) entered a multi-faceted content and distribution agreement, including live audio play-by-play Webcasts of virtually all of this season's regular season NFL games via Yahoo! Sports, the No. 1 ranked sports site on the Web (Media Metrix custom report, November 2000). The agreement marks the first time football fans can access live NFL game audio for free on the Internet at NFL.com and includes access to NFL content.

Further extending the growth of key business areas globally, Yahoo! signed a number of strategic agreements and launched several new services with device and wireless providers in the United States and across Europe, Asia and Latin America.

     - Yahoo! Europe and Packard Bell, the Consumer Division of NEC Computers International and the leader in the European home personal computer
         (PC) market, entered an agreement to deliver Yahoo! content and services through one-touch access on more than one million Packard Bell PCs in Germany, France, Spain, Italy, Sweden, Denmark and Norway.

     - Yahoo! launched mobile commerce services on Web-enabled phones, including Yahoo! Shopping, Yahoo! PayDirect and Yahoo! Local Sales.

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


                          YAHOO! FOURTH QUARTER 2000 OPERATING HIGHLIGHTS/PAGE 3


     - The company teamed with Motient and WebLink Wireless to deliver Web content and services to two-way messaging devices.

     - Yahoo! entered wireless agreements with Telesp Celular in Brazil, Shinsegi Telecom in Korea, and Hutchinson/Orange in Hong Kong.

     - In Turkey, Yahoo! and SuperOnline, Turkey's largest Internet service provider, teamed to provide SuperOnline users with access to Yahoo! personal information management content and services in Turkish through a Yahoo! module on SuperOnline's homepage, which also will include links to www.yahoo.com.

BUSINESS AND ENTERPRISE SERVICES

     Yahoo! launched a range of business products and services during 2000 that are becoming increasingly essential to companies.

     - Corporate Yahoo!, a popular customized enterprise portal solution, demonstrated strong momentum during the fourth quarter. Yahoo! now has 18 customers licensed to make Corporate Yahoo! available to more than 800,000 of their employees, customers and business partners. Major new customers include Bayer AG, Corio, Government Securities Clearing Corporation, Hall Kinion & Associates, Health Net Inc., Janus Capital Corporation, McDonald's Corporation, Merck Sharp & Dohme, Reuters, Seagate Technology and JLT Services.

     - Yahoo! recently introduced new Corporate Yahoo! features, including wireless access capabilities with Yahoo! PortalBuilder 2.0 software, as well as additional technology, developer and channel agreements with Accenture (formerly Andersen Consulting), Corio, EnfoTrust Networks, Intraware, Novell, nQuire and Reuters.

     - Yahoo! Broadcast hosted and distributed 1,067 streamed audio and video corporate events for clients during the quarter, including key new accounts such as the American Bar Association, Amgen, Deere & Co. (John Deere), Kellogg Company, Kohler Company, Owens Corning, Tenneco Automotive, WorldCom and Xilinx.

     - Yahoo! Broadcast also launched Yahoo! Webcast Studio, a new Webcast production platform that streamlines delivery of rich, interactive events, enabling business services customers to easily stream their own corporate events.

INTERACTIVE MARKETING AND MERCHANT SERVICES

     - Yahoo! served 3,700 advertisers and merchants during the third quarter, including more than 1,400 clients outside the United States. New accounts and major traditional brands served in the fourth quarter include Columbia House, First Union Corporation, Mitsubishi, Sir Speedy, The Weather Channel, TowerRecords.com, Uniroyal Tires and Veritas Software.


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


                          YAHOO! FOURTH QUARTER 2000 OPERATING HIGHLIGHTS/PAGE 4


     - Yahoo! launched the Yahoo! Buzz Index, an interactive market research system developed by Yahoo! to measure public engagement with brands, products, people and technologies on the Internet. Part of Yahoo!'s Fusion Marketing suite of services, the Yahoo! Buzz Index leverages the speed of the Internet by capturing trends nearly immediately and provides insight into the interests of the world's largest connected audience, helping marketers to continually ensure the effectiveness of their online and offline campaigns.

     - Yahoo! also introduced Yahoo! Full Service, an interactive suite of data-driven tools and services, which enhances a media program and enables marketers to more easily achieve their objectives. Many of Yahoo!'s clients are taking advantage of Yahoo! Full Service's unparalleled media targeting, advanced analysis and measurement capabilities, including Ford Motor Company, Honda and Weblink Wireless.

     - Yahoo!'s commerce platform, which includes Yahoo! Shopping, the No. 1 ranked shopping portal in 2000 (Nielsen//NetRatings, December 2000) enabled more than 13,000 merchants in December to sell directly to Yahoo!'s consumer audience.

     - Yahoo! enabled more than $1.4 billion of online transactions through its commerce platform, including Yahoo! Japan during the fourth quarter, a 110 percent increase compared to fourth quarter 1999.

     - Domestically, Yahoo! Shopping order volume doubled during the 2000 holiday shopping season, and increased more than six times outside the United States.

     - Brand name merchants that joined or renewed agreements with Yahoo! Shopping during the fourth quarter include Avon, Circuit City, Compaq, Crutchfield, Handspring, JCPenney, the NBA Store, Saks Fifth Avenue, Target, and others. Yahoo! also conducted co-marketing promotions with The Gap (in 1,600 stores), Eddie Bauer, Subway (in 8,000 stores), NBA, Sam Goody and FAO Schwartz.

GLOBALIZATION

     - Yahoo! remained committed to broadening its global footprint and maintaining a leadership position worldwide. During the quarter, the company strengthened its reach and position across Greater China and acquired Kimo.com, the leading Web portal in Taiwan. In addition, Yahoo! made a minority investment in Australia's carsales.com.au Ltd, which provides comprehensive car listings to users of Yahoo! Australia & New Zealand.

     - Yahoo! also launched Yahoo! Canada en francais, an Internet guide designed specifically for Quebecois and Francophones in Canada

                                      # # #


     Yahoo!, Corporate Yahoo!, My Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

                                   YAHOO! INC.
       Unaudited Pro Forma Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                                        THREE MONTHS ENDED                            YEAR ENDED
                                                            DECEMBER 31,                              DECEMBER 31,
                                                  -------------------------------         -----------------------------------
                                                        2000            1999                   2000               1999
                                                  ------------       ------------         --------------       --------------
    Net revenues                                  $    310,873       $    203,148         $    1,110,178       $     591,786
    Cost of revenues                                    40,071             27,712                149,744              93,181
                                                  ------------       ------------         --------------       --------------
          Pro forma gross profit                       270,802            175,436                960,434             498,605
                                                  ------------       ------------         --------------       --------------

    Operating expenses:
          Sales and marketing                          122,252             66,970                407,854             213,846
          Product development                           29,179             19,836                102,382              65,309
          General and administrative                    17,974             11,637                 65,511              38,900
                                                  ------------       ------------         --------------       --------------
                Total operating expenses               169,405             98,443                575,747             318,055
                                                  ------------       ------------         --------------       --------------

    Pro forma income from operations                   101,397             76,993                384,687             180,550

    Investment income, net                              27,901             10,852                 89,939              37,672
    Minority interests in operations
          of consolidated subsidiaries                     124               (809                 (5,298)             (2,542)
                                                  ------------       ------------         --------------       --------------

    Pro forma income before income taxes               129,422             87,036                469,328             215,680

    Provision for income taxes                          49,180             31,333                178,345              77,645
                                                  ------------       ------------         --------------       --------------

    Pro forma net income                          $     80,242       $     55,703         $      290,983       $     138,035
                                                  ============       ============         ==============       ==============


    Pro forma net income per share - diluted      $       0.13       $       0.09         $         0.48       $        0.23
                                                  ============       ============         ==============       ==============

    Shares used in per share pro forma
          calculation - diluted                        599,518            609,136                610,678             599,558
                                                  ============       ============         ==============       ==============

---------------------------------------------------------------------------------------------------------------------------------

    SUPPLEMENTAL FINANCIAL DATA
    Pro forma EBITDA (1)                          $    111,077       $     71,253         $      410,605       $     189,586
    Pro forma after tax cash earnings (2)         $     90,897       $     53,687         $      322,546       $     150,795
    Pro forma after tax cash earnings
          per share - diluted                     $       0.15       $       0.09         $         0.53       $        0.25

---------------------------------------------------------------------------------------------------------------------------------

    Notes:      All notes are in thousands.

    The above unaudited pro forma condensed consolidated statements of operations are not a presentation in accordance with generally accepted accounting principles as they exclude the effects of the following:
        - Acquisition-related costs are primarily composed of charges related to the acquisitions of eGroups, broadcast.com, GeoCities, and Log-Me-On in the amounts of $22,370, $22,125, $56,125, and $9,775 in the quarters ended September 30, 2000, September 30, 1999, June 30, 1999, and March 31, 1999, respectively.
        - Employer payroll taxes assessed on stock option gains realized by employees.
        - Stock compensation expense.
        - Amortization of purchased technology and goodwill.
        - Investment income related to gains from the exchanges of certain equity investments of $730, $5,017, and $40,656 in the quarters ended December 31, 2000, September 30, 2000, and March 31, 2000, respectively.
        - Investment losses of $163,221 related to the write-down and $2,126 related to the sale of certain equity investments in the quarter ended December 31, 2000.
        - Goodwill amortization, included in investment income, related to the Yahoo! Japan equity investment of $1,786 in the quarter ended December 31, 2000 and $1,455 in each of the quarters ended September 30, 2000 and June 30, 2000.

    The above also assumes 38% and 36% effective tax rates for the pro forma presentation of the periods ended December 31, 2000 and 1999, respectively.

    (1) Defined as income from operations before depreciation and amortization, stock compensation expense, and acquisition-related charges.

    (2) Defined as pro forma net income before depreciation but after payroll taxes on option exercises.

                                   YAHOO! INC.
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                                               THREE MONTHS ENDED                          YEAR ENDED
                                                                   DECEMBER 31,                            DECEMBER 31,
                                                     -------------------------------------   --------------------------------------
                                                            2000                1999                2000                  1999
                                                     -----------------    ----------------   -------------------    ---------------
                                                                  (UNAUDITED)                                 (AUDITED)
    Net revenues                                      $       310,873     $      203,148     $      1,110,178      $       591,786

    Cost of revenues                                           40,071             27,712              149,744               93,181
    Amortization of purchased technology                        2,243              2,291                8,675                9,465
                                                        --------------      -------------      ---------------       --------------
          Total cost of revenues                               42,314             30,003              158,419              102,646

                                                        --------------      -------------      ---------------       --------------
          Gross profit                                        268,559            173,145              951,759              489,140
                                                        --------------      -------------      ---------------       --------------

    Operating expenses:
          Sales and marketing                                 122,252             66,970              407,854              213,846
          Product development                                  29,179             19,836              102,382               65,309
          General and administrative                           17,974             11,637               65,511               38,900
          Payroll taxes on option exercises (1)                 2,566             10,345               14,856               10,345
          Stock compensation expense                            3,708              5,515               20,898               10,389
          Amortization of intangibles                           5,418              3,676               19,653               13,815
          Acquisition-related costs (2)                             -               (444)              22,785               88,043
                                                        --------------      -------------      ---------------       --------------
                 Total operating expenses                     181,097            117,535              653,939              440,647
                                                        --------------      -------------      ---------------       --------------

    Income from operations                                     87,462             55,610              297,820               48,493

    Investment income (loss), net (3)                        (138,502)            10,852              (33,701)              37,672
    Minority interests in operations
          of consolidated subsidiaries                            124               (809)              (5,298)              (2,542)
                                                        --------------      -------------      ---------------       --------------

    Income (loss) before income taxes                         (50,916)            65,653              258,821               83,623

    Provision for income taxes                                 46,903             27,889              188,045               35,812
                                                        --------------      -------------      ---------------       --------------

    Net income (loss)                                 $       (97,819)    $       37,764     $         70,776      $        47,811
                                                        ==============      =============      ===============       ==============


    Net income (loss) per share - diluted             $         (0.17)    $         0.06     $           0.12      $          0.08
                                                        ==============      =============      ===============       ==============

    Shares used in per share calculation
          - diluted                                           559,872             609,136             610,678              599,558
                                                        ==============      =============      ===============       ==============

    Notes:       All notes are in thousands.

    (1) In September 1999, the FASB issued a Staff announcement which requires employer payroll taxes assessed on stock option gains realized by employees to be recorded in the income statement.

    (2) Acquisition-related costs are primarily composed of charges related to the acquisitions of eGroups, broadcast.com, GeoCities, and Log-Me-On in the amounts of $22,370, $22,125, $56,125, and $9,775 in the quarters ended September 30, 2000, September 30, 1999, June 30, 1999, and March 31, 1999, respectively.

    (3) Investment income includes losses of $163,221 related to the write-down and $2,126 related to the sale of certain equity investments in the quarter ended December 31, 2000 and gains from the exchanges of certain equity investments of $730, $5,017, and $40,656 in the quarters ended December 31, 2000, September 30, 2000, and March 31, 2000, respectively. Investment income also includes goodwill amortization related to the Yahoo! Japan equity investment of $1,786 in the quarter ended December 31, 2000 and $1,455 in each of the quarters ended September 30, 2000 and June 30, 2000.

                                   YAHOO! INC.
                     Consolidated Summary Balance Sheet Data
                                 (in thousands)

                                                                      December 31,                   DECEMBER 31,
                                                                        2000                           1999
                                                                 --------------------------    -------------------------
        ASSETS
              Cash, cash equivalents, and investments
                     in marketable debt securities               $             1,688,666       $              1,004,301
              Accounts receivable, net                                            90,561                         56,454
              Property and equipment, net                                        109,781                         60,798
              Investments in marketable equity securities                         87,545                        250,966
              Other assets, net                                                  293,023                        147,610
                                                                    ---------------------         ----------------------
                     Total assets                                $             2,269,576       $              1,520,129
                                                                    =====================         ======================


        LIABILITIES AND STOCKHOLDERS' EQUITY
        Liabilities:
              Accounts payable                                   $                26,040       $                 14,341
              Accrued expenses and other liabilities                             200,144                        107,303
              Deferred revenue                                                   117,165                         90,790
                                                                    ---------------------         ----------------------
                     Total liabilities                                           343,349                        212,434
                                                                    ---------------------         ----------------------

        Minority interests in consolidated subsidiaries                           29,313                          3,790
        Mandatory redeemable convertible preferred stock                               -                         52,173

        Stockholders' equity:
              Common Stock                                                     1,831,088                      1,148,903
              Retained earnings (accumulated deficit)                             42,480                        (25,842)
              Accumulated other comprehensive income                              23,346                        128,671
                                                                    ---------------------         ----------------------
                     Total stockholders' equity                                1,896,914                      1,251,732
                                                                    ---------------------         ----------------------
                                                                 $             2,269,576       $              1,520,129
                                                                    =====================         ======================

                                   YAHOO! INC.
                      Consolidated Summary Cash Flows Data
                                 (in thousands)


                                                                     Three Months Ended              Year Ended
                                                                        December 31,                 December 31,
                                                            ---------------------------------- --------------------------
                                                                  2000              1999           2000          1999
                                                            ----------------  ---------------- ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                       $      (97,819)   $      37,764   $     70,776  $     47,811
     Adjustments to reconcile net income to net cash
         provided by operating activities:
             Depreciation and amortization                           19,907           10,572         69,102        42,661
             Tax benefits from stock options                         46,991           24,718        172,525        32,202
             Other non-cash items                                   166,805            7,524        144,822        23,906
             Change in working capital                              (56,946)           7,077         52,482        57,916
                                                               -------------     ------------   ------------   -----------
Net cash provided by operating activities                            78,938           87,655        509,707       204,496
                                                               -------------     ------------   ------------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of property and equipment                          (28,628)         (20,166)       (94,413)      (52,426)
     Purchases of equity securities                                 (16,989)         (15,368)      (106,675)      (67,747)
     Sales of equity securities                                      15,200                -         15,200             -
     Other                                                            4,287                -         11,368             -
                                                               -------------     ------------   ------------   -----------
Net cash used in investing activities                               (26,130)         (35,534)      (174,520)     (120,173)
                                                               -------------     ------------   ------------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES AND OTHER:
     Proceeds from issuance of Capital Stock, net                    29,379          155,509        352,279       281,055
     Other                                                           (3,991)           4,156         (3,101)        2,844
                                                               -------------     ------------   ------------   -----------
Net cash provided by financing activities and other                  25,388          159,665        349,178       283,899
                                                               -------------     ------------   ------------   -----------

Net change in cash, cash equivalents, and marketable
  debt securities                                                    78,196          211,786        684,365       368,222
Cash, cash equivalents, and marketable debt securities
  at beginning of period                                          1,610,470          792,515      1,004,301       636,079
                                                               -------------     ------------   ------------   -----------

Cash, cash equivalents, and marketable debt securities
  at end of period                                           $    1,688,666    $   1,004,301  $   1,688,666  $  1,004,301
                                                               =============     ============   ============   ===========